Exhibit 99.1

Contacts:
Lawrence D. Firestone Advanced Energy Industries, Inc. 970.407.6570 lawrence.firestone@aei.com	Annie Leschin/Vanessa Lehr Advanced Energy Industries, Inc. 970.407.6555 ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES SECOND QUARTER 2009 RESULTS
Fort Collins, Colo., July 23, 2009 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the second quarter ended June 30, 2009.
Sales for the second quarter of 2009 were $35.6 million, a 9.2% increase from $32.6 million in the first quarter of 2009. Sales decreased 59.6% from $88.0 million in the second quarter of 2008.
Sales to the semiconductor market drove overall sales growth, increasing 27.3% sequentially to $12.2 million. Semiconductor equipment OEMs worked through their inventories and fabs increased utilization, reflecting what we believe is the beginning of the market recovery. With equipment sitting idle for the last few quarters, manufacturers’ need for repairs and upgrades also grew, leading to a sequential increase of 14.2% in service and support revenues to $8.8 million, taking them to 24.8% of total sales. Sales to our non-semiconductor markets fell 5.0% to $14.6 million and represented 41.0% of total sales for the quarter. Strong orders during the quarter drove a sequential increase in our book to bill ratio to 1.06:1 from 0.87:1 in the first quarter of 2009 on a higher revenue base.
Higher revenues and the cost reduction efforts that have been implemented over the last several quarters resulted in improved gross margins of 22.3% in the second quarter, up from 19.6% in the first quarter of 2009. Gross margins decreased from 40.1% in the second quarter of 2008.
The second quarter net loss was $16.0 million or $0.38 loss per share, up from a net loss of $79.8 million or $1.90 loss per share in the first quarter of 2009, which included a non-cash goodwill impairment charge of $63.3 million or $1.51 loss per share. Net income was $5.9 million or $0.14 earnings per diluted share in the second quarter of 2008.

“We were pleased with the improvement in our second quarter results, which we believe points to signs of modest recovery in certain markets. For the first time in more than a year, sales to our semiconductor OEMs increased. Sales to our semi-related service business also grew, typically reflecting near-term modest growth in the semiconductor market,” said Hans Betz, president and CEO.
“Our strong commitment to technology investment is fueling our diversification strategy. As such, we are very encouraged by the order momentum for our 500KW Solaron inverter. The successful launch of the 500KW Solaron demonstrates AE’s commitment to technology development as we look to expand our product portfolio and our market presence.”
Third Quarter 2009 Guidance
The Company anticipates third quarter 2009 results to be within the following ranges:
•	Sales of $40 million to $45 million

•	Loss per share of $0.35 to $0.29
Second Quarter 2009 Conference Call
Management will host a conference call today, Thursday, July 23, 2009, at 5:00 pm Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference passcode 19233458. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the passcode 19233458. The replay will be available through 12:00 a.m. Eastern Daylight Time, July 25, 2009. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.

The Company’s expectations with respect to guidance to financial results for the third quarter ending September 30, 2009 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008

Sales	$35,567	$87,996	$32,627	$68,194	$176,883
Cost of sales	27,636	52,720	26,239	53,875	105,759

Gross profit	7,931	35,276	6,388	14,319	71,124
	22.3%	40.1%	19.6%	21.0%	40.2%

Operating expenses:
Research and development	10,742	13,762	11,098	21,840	26,847
Selling, general and administrative	10,166	13,955	9,395	19,561	28,423
Amortization of intangible assets	120	226	222	342	466
Impairment of goodwill	—	—	63,260	63,260	—
Restructuring charges	739	393	3,396	4,135	1,067

Total operating expenses	21,767	28,336	87,371	109,138	56,803

Income (loss) from operations	(13,836)	6,940	(80,983)	(94,819)	14,321

Other income, net	627	996	282	909	1,901

Income (loss) from operations before income taxes	(13,209)	7,936	(80,701)	(93,910)	16,222
Provision (benefit) for income taxes	2,825	2,073	(938)	1,887	4,393

Net income (loss)	$(16,034)	$5,863	$(79,763)	$(95,797)	$11,829

Basic earnings (loss) per share	$(0.38)	$0.14	$(1.90)	$(2.28)	$0.27

Diluted earnings (loss) per share	$(0.38)	$0.14	$(1.90)	$(2.28)	$0.27

Basic weighted-average common shares outstanding	41,948	41,869	41,881	41,915	43,265

Diluted weighted-average common shares outstanding	41,948	42,290	41,881	41,915	43,686

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$137,416	$116,448
Marketable securities	37,897	33,266
Accounts receivable, net	32,298	56,549
Inventories, net	39,809	46,659
Deferred income taxes	11,754	13,253
Other current assets	3,593	5,324

Total current assets	262,767	271,499

Property and equipment, net	29,385	31,322

Long-term investments	—	30,401
Deposits and other	7,539	7,528
Goodwill and intangibles, net	6,055	72,918
Deferred income tax assets, net	8,993	6,969

Total assets	$314,739	$420,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,736	$8,005
Other accrued expenses	20,346	23,928

Total current liabilities	28,082	31,933

Long-term liabilities	11,538	12,155

Total liabilities	39,620	44,088

Stockholders’ equity	275,119	376,549

Total liabilities and stockholders’ equity	$314,739	$420,637